TRANSITION AGREEMENT

This Agreement (the “Agreement”) is entered into on the 6th day of June, 2012 (the “Effective Date”) by and between Ruby Tuesday, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), and Samuel E. Beall, III (the “Executive”).

In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.   Continued Employment Relationship; Board Membership; Duties   Subject to the limitations and exceptions set forth herein, Executive agrees to remain employed by Company and Company agrees to continue to employ Executive, for the Transition Period (as defined below).  During the Transition Period, the Executive shall continue to serve as the Chief Executive Officer of the Company and agrees to continue to serve on the Board of Directors as its Chairman.  The Executive agrees to tender his resignation as a director of the Company effective as of the close of business on the last day of the Transition Period.

2.   Effective Date, Term and Termination.  The Agreement becomes effective on the Effective Date (as set forth above) and shall continue in effect through the earlier of (a) the date that the Company names a successor to the Executive to perform the duties of Chief Executive Officer, (b) the effective date of the Executive’s involuntary termination of employment by the Company, other than pursuant to Paragraph 21 below, or (c) November 30, 2012 (the “Transition Period”).

3.   Compensation.  During the Executive’s remaining period of employment, as compensation for services rendered by the Executive under this Agreement, the Company shall provide the Executive with the following:

(a)           The Company shall pay the Executive a salary at his base salary rate in effect immediately prior to the Effective Date (the “Annual Base Salary”).  All compensation payments shall be paid net of applicable payroll deductions.

(b)           The Executive will remain eligible to receive a bonus for the fiscal year ending June 5, 2012, payable to the extent, at the time and in the form provided under the Company’s bonus plan for the fiscal year then ended.

(c)           The Executive will also remain eligible to receive a cash bonus for the fiscal year ending June 4, 2013, prorated as of the date of separation of employment, but otherwise payable to the extent (including the satisfaction of any performance targets associated therewith), at the time and in the form provided under the Company’s bonus plan for the fiscal year then ended; provided that, payment of such bonus shall also be conditioned upon Executive having become entitled to payment of the Severance Amount under Paragraph 4 below.

(d)           The Executive shall be eligible to participate in the employee benefit plans and programs available to similarly situated employees of the Company, other than programs involving the granting of equity-based compensation plans.

(e)           The Executive shall be reimbursed by the Company for all reasonable business expenses incurred by the Executive in accordance with the Company’s policies for reimbursement as then in effect.

Executive will not be eligible for any other compensation during his remaining period of employment beyond that provided in this Agreement, except as otherwise contemplated by this Paragraph 3 and by Paragraph 4 below.

4.           Severance.  If the Executive continues in the employ of the Company through the last day of the Transition Period, the Company shall pay the Executive a lump sum severance amount on the sixtieth (60th) day thereafter in cash or cash equivalents equal to two (2) times his Annual Base Salary (the “Severance Amount”), subject to the terms and conditions in substantially the form set forth in the form of separation agreement attached hereto as Exhibit A (the “Release”).  If the Executive fails to satisfy the service condition in the immediately preceding sentence because, during the Transition Period, (a) the Executive is involuntarily terminated by the Company, including a termination due to the Executive’s Disability, or (b) the Executive dies, the Company will nevertheless pay to the Executive (or the Executive’s estate or legal representative, as applicable) the Severance Amount, in which case the Severance Amount will be paid in a single lump sum on the sixtieth (60th) day following Executive’s involuntary termination of employment or death, as applicable.  For purposes of this Agreement, a termination of employment means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder.  For purposes of this Agreement, the term “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained by the Company or an affiliate under which the Executive was covered.  If no long-term disability plan or policy was ever maintained on behalf of the Executive, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Board of Directors of the Company and shall be supported by advice of a physician competent in the area to which such Disability relates.

5.           Release.  As a condition of the Company entering into this Agreement, the Executive must execute within thirty (30) days following termination of the employment relationship (and not timely revoke during any revocation period provided pursuant thereto) the Release (which the Company may modify as necessary or desirable to cause such separation and release agreement to be enforceable under applicable law).  The Release shall be provided to the Executive on a date during the thirty-day period as determined by the Company although it will be delivered in sufficient time so that if the Executive timely executes and returns the Release, the revocation period will expire before the date payment of the amount in Paragraph 4 above is scheduled to be paid.  The parties specifically agree that the Release will not cover, and Executive expressly reserves, indemnification rights existing to him as a current or former director and/or officer of the Company under the Articles and Bylaws of the Company and pursuant to applicable state law and in accordance with any “D&O” policy existing for former officers and directors of the Company.

6.           Cooperation.  Both during the remaining period of his employment and thereafter, Executive agrees that he will fully cooperate with the Company and make himself available to assist the Company in transitioning any duties or responsibilities to other employees, if necessary.  Executive further agrees that he will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Executive’s employment with the Company.  Executive agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  Executive agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of defending or prosecuting any claims or for preparing for testimony.  To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Executive’s participation in any such activities in a reasonable manner to take into account Executive’s then current employment.  The Executive shall be compensated for services provided pursuant to this Paragraph 6 (other than for time allocable to (i) investigations being conducted by any governmental agency or (ii) matters for which the Executive could be subpoenaed by the Company) at a mutually agreed upon rate and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs with respect to those activities.

7.           No Assignment.  Neither party may assign this Agreement without the consent of the other party, except that the Company may assign this Agreement to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company.  This Agreement and all rights and benefits of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estate, executors, administrator, heirs, and beneficiaries.

8.           Covenants.

(a)           Trade Secrets. The Executive acknowledges that during his employment with the Company he has had and will have access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of the Company.  Executive agrees that while Executive is an employee of the Company (or a subsidiary or affiliate of the Company) and for the maximum period of time thereafter allowable under applicable law, except to the extent necessary to perform the Executive’s obligations under this Agreement, Executive shall not reproduce, use, distribute or disclose any Trade Secrets to any other person, including, without limitation, any competitors or potential competitors of the Company.

(b)           Confidential Information.  The Executive acknowledges that he has had and will have access to Confidential Information (as defined herein).  Executive agrees to maintain the confidentiality of all Confidential Information while Executive is an employee of the Company (or a subsidiary or affiliate of the Company) and for a period of three (3) years thereafter.  For purposes of this Agreement, the term “Confidential Information” means data and information relating to the business of the Company which does not rise to the level of a Trade Secret and which is or has been disclosed to the Executive or of which the Executive has become aware as a consequence of or through his employment relationship with the Company (or such subsidiary or Affiliate) and which has value to the Company (or such subsidiary or affiliate) and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure was effected by the Executive without authorization) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means.

(c)           No Solicitation.  While the Executive is an employee of the Company or a subsidiary or affiliate of the Company) and for a period of thirty-six (36) months immediately following the termination of such employment, Executive shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Company, or a subsidiary or affiliate of the Company, or any of their respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will Executive knowingly provide the name of any employee of the Company, any such subsidiary, affiliate, franchisee or licensee for the purpose of solicitation or recruitment by any third party.  The parties agree that the damages which the Company will suffer in the event of the Executive’s breach of the foregoing covenant are difficult to quantify and determine.  Therefore, the parties agree that in the event of each such breach, the Executive shall pay the Company, as liquidated damages and not as a penalty, an amount equal to two (2) times the Annual Base Salary of the employee.

 9.           No Guarantee of Employment.  Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall entitle the Executive to be employed for any certain period of time by the Company and either or both of the parties shall have the right to terminate the employment relationship at any time.

10.           Modification of Agreement.  This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

11.           Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

if to the Company:

Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, Tennessee 37801
Attn:  General Counsel

if to Executive:

at the most recent address reflected in the Company’s personnel files;

or to such other address as the parties hereto may specify, in writing, from time to time.

12.           Waiver of Breach.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Executive’s engagement by the Company.

14.           Successors, Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.           Survival of Obligations.  The duties and obligations contained in Paragraphs 6 and 8 shall survive the expiration or termination of this Agreement.

17.           Multiple Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which shall together constitute one and the same Agreement.

18.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee.

19.           Headings.  The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.           Section 409A.  The parties intend for all payments in the nature of compensation under this Agreement to qualify as “short-term deferral” payments, as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be construed with that intent.

21.           Misconduct.  Notwithstanding anything in this Agreement to the contrary, if the Company terminates Executive’s employment due to gross misconduct or gross dereliction of duty by the Executive which actions or inactions cause material financial harm to the Company, the Executive shall not be entitled to the Severance Amount under Paragraph 4 or the bonus amount under Paragraph 3(c) above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

RUBY TUESDAY, INC.

By:           /s/ Stephen I. Sadove

Name:      Stephen I. Sadove

Title:        Chairman Compensation Committee

/s/ Samuel E. Beall,III
Samuel E. Beall, III

Exhibit A

AGREEMENT FOR SEPARATION OF EMPLOYMENT

This Agreement for Separation of Employment (herein the “Agreement”) is made by and between Samuel E. Beall, III (herein “Executive”) and Ruby Tuesday, Inc. (“RTI” and/or the “Company”), a Georgia corporation.

1.	This Agreement stipulates the terms of Executive’s separation from service with the Company.

2.      In order to cover the requirements of the Age Discrimination in Employment Act, Executive has twenty-one (21) days from the date of Executive’s receipt of this Agreement in which to consider the Agreement.  Executive has the election to accept or reject this offer within the twenty-one (21) day period.  It is recommended that Executive consult with an attorney about the Company's offer and Executive’s rights before signing it. Executive understands he will not, however, waive or give up any rights or claims he may have against the Company that may arise after the date that Executive accepts the Company's offer by signing this Agreement.  If Executive signs this Agreement, Executive specifically and unequivocally agrees to every term in the Waiver of Rights attached hereto as Schedule A and incorporated herein.  If Executive signs this Agreement, he will have seven (7) days following the signing of the Agreement and the return of the signed Agreement to change his mind and revoke the Agreement.  To revoke the Agreement, Executive must ensure that written notice is delivered to Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee  37801, Attn:  General Counsel, by the end of the day on the seventh calendar day after Executive signs this Agreement.  If Executive does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.  If Executive signs the Agreement and does not revoke it during the seven (7) day revocation period, it shall become effective as of the last date of Executive’s employment date of ________, 201__ due to his separation from service with the Company and its affiliates (alternatively, the “Severance Date” or “Effective Date”).  Whether or not Executive signs this Agreement, Executive is no longer an employee of the Company or any affiliate as of the Severance Date.

3.      In consideration of the releases, waivers, representations and obligations contained herein, Executive shall receive a sum of Two Million Two Hundred Thousand Dollars ($2,200,000.00), which represents the amount payable to the Executive pursuant to Paragraph 4 of that certain Transition Agreement between the parties dated June 6, 2012 (the “Transition Agreement”).  The timing and applicable withholdings and deductions regarding such payment shall be dictated by Paragraph 4 of the Transition Agreement.  Aside from the compensation set forth in this Section 3 or as provided in Section 4 below, Executive will not receive any additional compensation, including but not limited to, bonuses or compensatory time off.

4.      The Company will provide Executive with information covering his health insurance entitlements under COBRA and other employee benefits upon the Severance Date.  Such benefits will be provided pursuant to the terms and conditions of the policies and, to the extent applicable, governing plan documents applicable to the benefits in question.  Subject to any conflicting terms of the governing plan documents, the treatment applicable under certain benefit plans is described below:

(a)
Retirement Plans.  If Executive participated in the Ruby Tuesday, Inc. Salary Deferral 401(k) Plan or the Ruby Tuesday, Inc. Deferred Compensation Plan, Executive may receive a distribution of his benefits in accordance with the terms of those plans, but Executive will not be allowed to make any contributions or receive Company matching contributions under these plans with respect to any compensation otherwise payable to Executive pursuant to the terms of this Agreement.  Executive also will receive a distribution of his benefits under the Morrison Retirement Plan and the Ruby Tuesday, Inc. Executive Supplemental Pension Plan in accordance with the terms of those plans.

(b)
Bonus Payout.  To the extent earned, Executive shall receive a payout of any bonus to which he may be entitled under the Company’s annual bonus plans for the fiscal years ending, respectively, June 5, 2012 and June 4, 2013, in accordance with the terms of such plans; provided, however, in the case of the Company bonus plan for the fiscal year ending June 4, 2013, any bonus amount shall be pro rated to reflect the Executive’s service through the date of separation of employment and any such bonus shall only become payable upon, and to the extent of, the satisfaction of any performance targets associated therewith.

(c)
Options / Restricted Stock.  Schedule B to this Agreement contains a complete list of Executive’s currently outstanding Company-granted stock options, performance unit and/or restricted stock (collectively, the Equity Awards”).  Executive has not been eligible for any grants of restricted stock or options to acquire Company stock from and after the Effective Date of the Transition Agreement.  Executive’s rights under the Equity Awards are controlled by the terms of the applicable written restricted stock, performance unit and/or stock option award or agreement, as modified herein.  With respect to the Equity Awards, to the extent necessary, the “Service Condition” (as defined in each such Equity Award) will be deemed satisfied effective as of the Severance Date.  To the extent any such Equity Award also contains a “Performance Condition” (as defined in any such Equity Award), the Performance Condition is not waived, and such award shall only become vested upon, and to the extent of, the satisfaction of such Performance Condition.  In addition, the exercise period for each of those Equity Awards that represent option rights shall be the maximum stated option period for that Equity Award.

5.      Aside from the amounts to which Executive is entitled under the terms of the Agreement, Executive acknowledges that he has received any and all compensation and remuneration of any kind and character, including, but not limited to, salary (other than salary accrued but unpaid as of the Severance Date), bonuses, commissions, vacation, restricted stock, stock options, and severance pay, which he may be entitled to receive from the Company at any time now or in the future.  It is understood that the Company's offer of the payment is in lieu of any other severance or separation pay.

6.      This Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Company or any other party.  The Company specifically disclaims any liability to or wrongful acts against Executive or any other person on the part of itself, its employees or its agents.

7.      Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against the Company with any administrative, state, federal, or governmental entity or agency or with any court.  Nothing herein is intended to or shall preclude Executive from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation.  Executive, however, shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against the Company, without regard as to who brought said complaint or charge.

8.      Executive agrees to return any and all Company property currently in his possession to a Company representative as soon as practicable, including all electronic property that Executive received from the Company and/or that Executive used in the course of his employment with the Company and that are the property of the Company.  If Executive fails to return any such property, its value will be deducted from any payments Executive is scheduled to receive under this Agreement.  Executive acknowledges and agrees that Executive will not delete, destroy or erase any data stored on or associated with such property, including but not limited to data stored on computers, phones, or other electronic devices.

9.      Executive acknowledges that he has access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of RTI.  Executive agrees that for the maximum period of time following the Severance Date allowable under applicable law Executive shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including without limitation, any competitors or potential competitors of RTI.

10.      As an employee of RTI, Executive has access to Confidential Information (as defined herein).  Executive agrees to maintain the confidentiality of all Confidential Information for a period of three (3) years following the Effective Date.  For purposes of this Section, the term “Confidential Information” means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to Executive or of which Executive has become aware as a consequence of or through Executive’s employment relationship with RTI (or such subsidiary or affiliate) and which has value to RTI (or such subsidiary or affiliate) and is not generally known to its competitors including, without limitation, financial information, processes, manuals, technology, business strategies, tactics and future restaurant opening schedules.  Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by Executive without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) Executive’s skills or experience developed in connection with performance of job functions.

11.      For a period of thirty-six (36) months immediately following the Effective Date, Executive shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Company, or a subsidiary or affiliate of the Company, or any of their respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will Executive knowingly provide the name of any employee of the Company, any such subsidiary, affiliate, franchisee or licensee for the purpose of solicitation or recruitment by any third party.  The parties agree that the damages which the Company will suffer in the event of the Executive’s breach of the foregoing covenant are difficult to quantify and determine.  Therefore, the parties agree that in the event of each such breach, the Executive shall pay the Company, as liquidated damages and not as a penalty, an amount equal to two (2) times the Annual Base Salary of the employee.

12.      For a period of one (1) year from the Effective Date, Executive shall not perform any services of any type for the following competitors: Applebee’s, Chili’s, T.G.I. Friday’s, O’Charley’s, Red Robin Gourmet Burgers, Olive Garden or Outback Steak House unless Executive obtains the Company's prior written consent. Executive and Company agree that the covenant is reasonable and necessary to protect the business, interests and properties of the Company and that the damages which Company will suffer in the event of Executive’s breach of the foregoing covenant are impossible to quantify and determine.  Therefore, the parties agree that in the event of each such breach, Company shall have all rights and remedies available to it by law or in equity, including by way of example and not of limitation, a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of this Section 12 and to any other remedies, including a forfeiture of, or right to recoup from Executive, the value of the payment made or payable pursuant to Section 3 and Subsections 4(b) (as it relates to the annual bonus plan for the fiscal year ending June 4, 2013 only) and 4(c) herein.  The Executive acknowledges that all remedies available to the Company shall be cumulative.

13.      The parties mutually agree, as follows:

(a)
The Executive promises that Executive will not disparage the Company or communicate any false information about the Company or any matter relating to the Company’s restaurants or food products provided by the Company.

(b)
The Company promises that the members of its Board of Directors (collectively, the “Persons to be Advised”) will not disparage the Executive or communicate any false information about the Executive.  The Company will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this Agreement.

14.      From and after the Effective Date, Executive agrees that he will fully cooperate with the Company and make himself available to assist the Company in transitioning any duties or responsibilities to other employees, if necessary.  Executive further agrees that he will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Executive’s employment with the Company.  Executive agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  Executive agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of defending or prosecuting any claims or for preparing for testimony.  To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Executive’s participation in any such activities in a reasonable manner to take into account Executive’s then current employment.  The

Executive shall be compensated for services provided pursuant to this Section 14 (other than for time allocable to (a) investigations being conducted by any governmental agency or (b) matters for which the Executive could be subpoenaed by the Company) at a mutually agreed upon rate and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs with respect to those activities.

15.      Executive acknowledges and agrees and understands that the consideration described in Section 3 and Subsections 4(b) (the relevant portion thereof) and 4(c) are not required by the Company’s policies and procedures and that the consideration in Section 3 and Subsections 4(b) (the relevant portion thereof) and 4(c) exceed any and all pay and benefits to which Executive already may have been entitled by contract or law and constitutes good, valuable and sufficient consideration for Executive’s covenants and agreements contained in this Agreement.  Except as contemplated by Sections 3 and 4 above, Executive acknowledges, understands and agrees that Executive has been paid in full for all hours that Executive has worked for the Company and that Executive has been paid any and all compensation which has been earned by Executive through the date of execution of this Agreement.  Executive acknowledges, understands and agrees that it is Executive’s obligation to make a timely report, in accordance with the Company’s policy and procedures, of any work related injury or illness.  Executive further acknowledges, understands and agrees that Executive has reported to the Company’s management personnel any work related injury or illness that occurred up to and including Executive’s last day of employment.  Executive acknowledges, understands, and agrees that Executive has no knowledge of any actions or inactions by any of the Releasees or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

16.      There are no other promises, agreements, or understandings between the Executive and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements, and understandings between Executive and the Company.  No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by Executive or his authorized representative and an authorized representative of the Company.  This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors, and assigns.

17.      It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates noted below.

RUBY TUESDAY, INC.

By:

Name:

Date:

Title:

EXECUTIVE

Samuel E. Beall, III

Date:

Schedule A

WAIVER OF RIGHTS

I, Samuel E. Beall, III, knowingly and voluntarily, agree to waive, settle, release and discharge Ruby Tuesday, Inc., its subsidiaries and affiliates and their successors and assigns, and the officers, directors, employees and agents of each of them (collectively the "Releasees") from any and all claims, demands, damages, actions or causes of action, including any claims for attorneys' fees which I have against the Releasees arising out of or relating to my employment with the Company or the termination or other change of status of my employment with the Company under the terms of the Agreement executed by myself and containing an Effective Date of the ___ day of __________, 201__ (the “Separation Agreement”). I understand this waiver includes any and all claims relating to my employment with the Company or termination of my employment with the Company as may be made under the (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act, as amended; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) 29 U.S.C. § 206(d)(1); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Employee Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (WARN) Act; (12) the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; (14) Fair Labor Standards Act, and (15) other federal, state and local discrimination laws, including those of the State of Tennessee.

I further acknowledge that I am releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including any offer letter or employment agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

I acknowledge and understand that I waive my right to file suit for any claim I may have or assert against the Releasees including, but not limited to, those which may arise under the laws and the statutes named in the paragraph above. I further waive my right to claim or receive damages as a result of any charge of discrimination, which may be filed by me or anyone acting on my behalf. However, nothing in this Waiver shall be construed as preventing me from bringing any action to enforce the terms of the Separation Agreement or from pursuing any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement.

Schedule B

OPTIONS / PERFORMANCE UNITS / RESTRICTED STOCK LIST

    Stock Options
Grant Date
1/9/2003
4/2/2008
7/18/2008
7/7/2009
7/7/2009
7/7/2009
7/21/2010
7/21/2010
7/21/2010
8/23/2011
8/23/2011
8/23/2011

Restricted Stock
Grant Date	Type of Award
8/23/11	Performance

Performance Cash
Grant Date	Type of Award
8/23/11	Performance